EXHIBIT 5.1
                                 BRYAN CAVE LLP
                           3500 One Kansas City Place
                                1200 Main Street
                        Kansas City, Missouri 64102-2100
                                 (816) 374-3200
                            Facsimile (816) 374-3300

                                  July 23, 1997

Interim Services Inc.
2050 Spectrum Blvd.
Ft. Lauderdale, FL 33309

Ladies and Gentlemen:

                  We have acted as counsel to Interim Services Inc., a Delaware corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended on Form S-8 (the "Registration Statement") of $3,500,000 of deferred compensation obligations (the "Deferred Compensation Obligations") to be paid in accordance with the Corporation's Deferred Compensation Plan (the "Plan"). As such counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction of such corporate records, agreements, documents, instruments and certificates of officers and representatives of the Corporation and have made such investigations of law, as we deem necessary or appropriate in order to enable us to render the opinion expressed below.

                  Based upon the foregoing, and reliance thereon, we are of the opinion that the Deferred Compensation Obligations, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

                  The opinion stated herein, is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

                  We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/  Bryan Cave LLP

                                   BRYAN CAVE LLP